Exhibit 3.1

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

ARTICLES OF AMENDMENT

Hercules Technology Growth Capital, Inc., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking out ARTICLE I of the Articles of Incorporation, as amended from time to time, and inserting in lieu thereof the following:

ARTICLE I

NAME

The name of the corporation is Hercules Capital, Inc. (the “Corporation”).

SECOND: The amendment to the charter of the Corporation herein made was duly approved by the entire Board of Directors at a meeting held on December 3, 2015, pursuant to Section 2-605 of the Maryland Corporations and Associations Code.

[Signature Page Follows]

IN WITNESS WHEREOF, Hercules Technology Growth Capital, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed or attested by its Secretary as of the 23rd day of February, 2016.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Manuel A. Henriquez
Name: Manuel A. Henriquez
Title: President

ATTEST:

By:	/s/ Melanie Grace
Name: Melanie Grace
Title: Secretary

THE UNDERSIGNED, President of Hercules Technology Growth Capital, Inc., hereby acknowledges, in the name, and on behalf, of said corporation, said Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval hereof are true in all material respects, under the penalties of perjury as of the 23rd day of February, 2016.